UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
_______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event
reported): March 16, 2016

Emerson Electric Co.
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(Exact Name of Registrant as Specified in Charter)

Missouri --------------------------------- (State or Other Jurisdiction of Incorporation)	1-278 ------------------- (Commission File Number)	43-0259330 --------------------------- (I.R.S. Employer Identification Number)

8000 West Florissant Avenue St. Louis, Missouri ------------------------------------------------ (Address of Principal Executive Offices)	63136 ------------------ (Zip Code)

Registrant’s telephone number, including area code:

(314) 553-2000
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

The following information is furnished pursuant to Regulation FD.

Emerson 3-Month Orders Growth
(Percentage change versus prior year; trailing 3-month averages, excluding acquisitions and divestitures, including currency translation)

	December '15	January '16	February '16
Process Management	-15	-15	-15 to -10
Industrial Automation	-20 to -15	-20 to -15	-15 to -10
Network Power	-10 to -5	-5 to 0	5
Climate Technologies	-10 to -5	0 to 5	0
Commercial & Residential Solutions	-5 to 0	-5 to 0	-5 to 0
Total Emerson	-15 to -10	-10 to -5	-10 to -5

February 2016 Orders Comments

Trailing three-month orders decreased 6 percent as monthly orders continue to reflect the impact of low oil prices and reduced levels of industrial capital spending. Underlying fixed rate orders, which exclude a negligible impact from currency translation, were down 5 percent reflecting mixed market conditions as growth in the Network Power and Climate Technologies segments was more than offset by decreases in Process Management, Industrial Automation, and Commercial & Residential Solutions. Orders improved sequentially for all business segments in the month of February except for Climate Technologies which continued to reflect growth. These order trends continue to support the Company's expectations that total Emerson underlying trailing three-month orders will turn positive in April. The Company expects second quarter underlying sales to be down approximately 5 to 6 percent versus the prior year, excluding unfavorable currency and an impact from divestitures of approximately 2 percent each. Reported sales for the second quarter are expected to decrease approximately 9 to 10 percent. Adjusted earnings per share for the second quarter are expected to be approximately $0.60 to $0.65 excluding approximately $60 million ($0.09 per share) of separation costs. Reported earnings per share for the second quarter are expected to be approximately $0.51 to $0.56.

Process Management orders continue to reflect the impact of low oil prices but trends have stabilized in recent months. Underlying orders were down in all regions reflecting mixed demand conditions within our served markets. Downstream investments in power continue to provide opportunities for growth across multiple regions. In particular, power demand across Asia continues to grow, especially nuclear in China and fossil fuel plants across much of the region. Chemical/petrochemical industry spending due to low feedstock costs is also providing support in North America. Currency translation was favorable by 1 percentage point.

Industrial Automation orders were down, reflecting continued weakness in industrial spending, upstream oil and gas markets and Europe. Underlying orders were down as modest growth in the drives business, from positive trends in wind power, was more than offset by decreases in all other businesses. Currency translation deducted 3 percentage points.

Network Power orders increased as demand for data center infrastructure and telecommunications investment continues to improve. Underlying orders growth in North America and Asia more than offset decreases in other regions. Currency translation deducted 1 percentage point.

Climate Technologies orders increased due to solid growth in U.S. air conditioning which more than offset decreases in other served markets. Strong growth in Europe and modest growth in North America more than offset a modest decrease in Asia. Currency translation deducted 1 percentage point.

Commercial & Residential Solutions orders decreased slightly. Underlying growth in wet/dry vacuums and food waste disposers was offset by decreases in the professional tools and storage businesses. Currency translation deducted 1 percentage point.

Forward-Looking and Cautionary Statements

Statements in this Current Report on Form 8-K that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments. These risks and uncertainties include Emerson's ability to successfully complete on the terms and conditions contemplated, and the financial impact of, its strategic portfolio repositioning actions, as well as economic and currency conditions, market demand, pricing, protection of intellectual property, and competitive and technological factors, among others, as set forth in the Company's most recent Annual Report on Form 10-K and subsequent reports filed with the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMERSON ELECTRIC CO. (Registrant)

Date:	March 16, 2016	By:	/s/ John G. Shively
John G. Shively Vice President and Assistant Secretary